METROPOLITAN SERIES FUND, INC.
Sub-Item 77D Policies with respect to security investments

Incorporated by reference from the following:

Definitive Information Statement relating to Western Asset Management Strategic Bond Opportunities Portfolio (formerly, Salomon Brothers Strategic Bond Opportunities Portfolio) and Western Asset Management U.S. Government Portfolio (formerly, Salomon Brothers U.S. Government Portfolio) filed July 12, 2006.